Exhibit 99.1

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings

For the First Quarter Ended March 30, 2013

FIRST QUARTER HIGHLIGHTS

•	Sales increased 15% to $154.4 million

•	Net income from continuing operations increased 25% to $19.1 million, or $0.52 per diluted share.

•	Operating margin increased to 19.4% from 18.1% during the same period last year

COLMAR, PENNSYLVANIA (April 30, 2013) – Dorman Products, Inc. (NASDAQ:DORM) today announced sales for the first quarter ended March 30, 2013 of $154.4 million, up 15% from $134.8 million in the first quarter of 2012. Revenue growth was driven primarily by strong overall demand for our new products, especially those introduced in the last 24 months. The Company also announced net income from continuing operations of $19.1 million, or $0.52 per diluted share, for the first quarter ended March 30, 2013, up 25% from the prior year’s net income from continuing operations of $15.3 million, or $0.42 per diluted share.

“We are pleased that the operating results of the Company have returned to levels more in line with our expectations after the flat fourth quarter of 2012. Our growth continues to be fueled by recently introduced new products developed as a result of past investments,” said Mr. Steven Berman, Chairman and Chief Executive Officer.

Gross profit margin was 39.4% for the first quarter ended March 30, 2013 compared to 37.4% for the same period last year. The increase in margin percent was primarily the result of a favorable change in sales mix toward higher margin new product, and lower product and transportation costs. Selling, general and administrative expenses increased 19% in 2013 to $30.9 million from $26.1 million in 2012. Cost increases were primarily the result of higher variable costs associated with the 15% sales growth, additional product development and selling expenses, and depreciation and other related support costs associated with our recent enterprise reporting system implementation.

“Our Dorman HD Solutions™ initiative continues to gain traction. We currently have over 250 parts available, including 37 new parts released in 2013. In addition, we have approximately 200 new parts in various stages of development, approximately 50 of which should be released by the end of the year. These new product releases and further penetration of existing SKU’s with our customers will allow this initiative to be a meaningful contributor to the overall business in the next few years,” said Mr. Berman.

During 2012, we liquidated our Swedish business, the results of which are presented as discontinued operations.

Prior year earnings per share and weighted average share information have been adjusted to reflect the 2-for-1 stock split paid on June 25, 2012.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, renew™, TECHoice™, Dorman HD Solutions™ and Symmetry® brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 29, 2012. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
First Quarter (unaudited)	3/30/13	Pct.	3/31/12	Pct.
Net sales	$154,443	100.0	$134,823	100.0
Cost of goods sold	93,619	60.6	84,347	62.6
Gross profit	60,824	39.4	50,476	37.4
Selling, general and administrative expenses	30,916	20.0	26,069	19.3
Income from operations	29,908	19.4	24,407	18.1
Interest expense, net	48	0.1	14	—
Income from continuing operations before income taxes	29,860	19.3	24,393	18.1
Provision for income taxes	10,788	7.0	9,099	6.8
Net income from continuing operations	19,072	12.3	15,294	11.3
Net income from discontinued operations	—	—	284	0.3
Net income	$19,072	12.3	$15,578	11.6
Diluted earnings per share:
Continuing operations	$0.52	—	$0.42	—
Discontinued operations	—	—	0.01	—
Diluted earnings per share	$0.52	—	$0.43	—

Weighted average dilutedshares outstanding	36,627	—	36,501	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	3/30/13	12/29/12
Assets:
Cash and cash equivalents	$35,149	$27,708
Accounts receivable	146,009	133,806
Inventories	141,872	145,270
Deferred income taxes	20,799	20,559
Prepaid expenses	1,830	2,332
Total current assets	345,659	329,675
Property & equipment	49,336	48,758
Goodwill	26,553	26,553
Other assets	1,399	1,323
Total assets	$422,947	$406,309

Liabilities & Shareholders’ Equity:
Accounts payable	$37,835	$42,387
Accrued expenses and other	16,602	14,924
Total current liabilities	54,437	57,311
Other long-term liabilities	4,074	3,447
Deferred income taxes	12,539	12,679
Shareholders’ equity	351,897	332,872
Total liabilities and equity	$422,947	$406,309

Selected Cash Flow Information (unaudited):
(in thousands)	13 Weeks	13 Weeks
	3/30/13	3/31/12
Depreciation and amortization	$2,268	$1,953
Capital expenditures	$2,846	$4,495